Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Highland Global Allocation Fund II:

We consent to the references to our firm under the heading “FUND HISTORY AND ADDITIONAL INFORMATION — Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 12, 2017